Exhibit 10.1

EXECUTION COPY

MERGER AGREEMENT

This Merger Agreement (this “Agreement”) is dated December 14, 2007 (the “Effective Date”), and is by and among Encode Pharmaceuticals, Inc., a company having a place of business located at 801 Brickell Avenue, Suite 942, Miami, Florida 33131 (hereinafter referred to as “Encode”), Raptor Pharmaceuticals, Corp., a company having a place of business located at 9 Commercial Boulevard, Suite 200, Novato, CA 94949 (hereinafter referred to as “Raptor”), Bennu Pharmaceuticals Inc., a company duly organized and existing under the laws of the State of Delaware, having a place of business located at 9 Commercial Boulevard, Suite 200, Novato, CA 94949 (hereinafter referred to “Bennu”), and Nicholas Stergis, an individual having a place of business at 801 Brickell Avenue, Suite 942, Miami, Florida 33131.

RECITALS

WHEREAS, the respective Boards of Directors of each of Raptor, Bennu and Encode have determined that it is advisable and in the best interests of their respective companies and stockholders that Encode be merged with and into Bennu in accordance with the requirements of the Delaware General Corporation Law (“DGCL”) and the terms of this Agreement, pursuant to which Bennu will be the surviving corporation and will be a wholly-owned subsidiary of Raptor (the “Merger”);

WHEREAS, Raptor, as the sole stockholder of Bennu, has approved this Agreement, the Merger and the transactions contemplated by this Agreement pursuant to action taken by written consent in accordance with the requirements of the DGCL and the Bylaws of Bennu;

WHEREAS, the Persons listed on Appendix A (collectively the “Encode Stockholders”) as holders of (i) a majority of the shares of common stock, par value $0.001 per share, of Encode (the “Common Stock”); and (ii) all outstanding options, warrants or other rights to acquire or receive shares of Common Stock (the “Encode Convertible Securities” and together with the Common Stock, the “Encode Securities”), such Encode Securities constituting the majority of the outstanding capital stock of Encode on a fully-diluted basis giving effect to the exercise or conversion of the Encode Convertible Securities, have approved this Agreement, the Merger and the transactions contemplated by this Agreement pursuant to action taken by written consent in accordance with the requirements of DGCL and the Bylaws of Encode;

WHEREAS, the parties to this Agreement intend that the Merger qualify as a “reorganization,” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that Raptor, Bennu and Encode will each be a “party to a reorganization,” within the meaning of Section 368(b) of the Code, with respect to the Merger.

NOW THEREFORE, the parties hereto hereby agree as follows:

ARTICLE 1.

THE MERGER

1.1.      The Merger. Upon the terms and subject to the conditions set forth in this Agreement and the Certificate of Merger, and in accordance with the DGCL, Encode shall be

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merged with and into Bennu and the separate existence of Encode shall cease at the Effective Time (as defined in Section 1.3). At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger, and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, following the Effective Time, Bennu shall be the surviving corporation (the “Surviving Corporation”) and shall succeed to and possess all of the rights, properties, privileges, immunities, powers, franchises, and purposes, and be subject to all the duties, liabilities, debts, obligations, and restrictions of Encode, all without further act or deed.

1.2.      The Closing. The closing of the transactions contemplated by this Agreement, including the Merger (the “Closing”) will take place at the offices of Paul, Hastings, Janofsky, and Walker LLP, at 515 South Flower, Los Angeles, California 90071, or at such other place as is mutually agreeable to Raptor and Encode, and shall occur contemporaneously with the filing and acceptance of the Certificate of Merger in the form attached as Exhibit A (the “Certificate of Merger”) with the Secretary of State of the State of Delaware. The date of the Closing is referred to as the “Closing Date.”

1.3.      The Effective Time. As soon as is practicable following the signing of this Agreement, the parties shall file a copy of the Certificate of Merger executed in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with and accepted by the Secretary of State of the State of Delaware (the time the Merger becomes effective being hereinafter referred to as the “Effective Time”).

1.4.      No Further Action Necessary for Conversion of Encode Securities. At the Effective Time, as a result of the Merger and without any other action on the part of Raptor, Bennu, Encode, or any holder of any Encode Securities:

(a)       Conversion of Capital Stock of Bennu. All of the outstanding shares of common stock, $0.001 par value per share, of Bennu (the “Bennu Common Stock”) issued and outstanding immediately prior to the Effective Time shall remain outstanding and shall represent 3,000 shares of common stock of the Surviving Corporation.

(b)       Conversion of Common Stock. Each share of Common Stock held by a Stockholder surrendered in accordance with Section 1.6 will be canceled and extinguished and be converted automatically into the right to receive Raptor Common Stock in the amount of the Per Share First Share Consideration and, subject to achievement of a Trigger Event (as hereinafter defined), the Per Share Contingent Share Consideration, in accordance with Appendix B. Fractional shares shall be rounded up or down to the nearest whole number.

(c)       Cancellation of Encode or Subsidiary Stock. Notwithstanding Section 1.4(c), each share of any Encode Securities that is owned by Encode or any of its subsidiaries, if any, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist without any conversion thereof or payment therefor.

(d)       Conversion of Encode Convertible Securities. Encode shall deliver a cancellation agreement (in a form reasonably satisfactory to Raptor) (the “Cancellation Agreement”) to each holder of an Encode Convertible Security granted by Encode, such that the outstanding Encode Convertible Securities shall be deemed canceled and extinguished and be

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converted automatically into, in the case of Encode Convertible Securities which constitute warrants, the right to receive a warrant exercisable for Raptor Common Stock and, in the case of Encode Convertible Securities which constitute options, the right to receive an option exercisable for Raptor Common Stock, in each case in the amount of the Per Share First Share Consideration and, subject to achievement of a Trigger Event, the Per Share Contingent Share Consideration, each as multiplied by the number of shares of Common Stock such holder would have been entitled to purchase under the terms of such Encode Convertible Security at the Effective Time, in accordance with and at exercises prices as set forth on Appendix B. Fractional shares shall be rounded up or down to the nearest whole number.

(e)       No Interest; No Further Rights. Notwithstanding anything herein to the contrary, there shall be no interest payable on any portion of the Merger Consideration regardless of when ultimately paid, if at all. All Encode Securities, when canceled and/or converted pursuant to this Section 1.4, shall no longer be outstanding and shall automatically be canceled and retired, and each Securityholder shall cease to have any rights with respect thereto, except the right to receive the respective consideration provided for in this Section 1.4. At the Effective Time, the stock transfer books of Encode shall be closed, and no transfer of any of the foregoing securities shall be made thereafter. If, after the Effective Time, certificates or any other evidence of any of the foregoing securities are presented to the Surviving Corporation or Raptor, they shall be canceled and exchanged by the Surviving Corporation or Raptor as provided for in this Agreement.

(f)        Except as otherwise required by Law, none of Raptor, Bennu, the Surviving Corporation or any other party to this Agreement shall be liable to any Securityholder for such amount of the consideration or any subsequent payments required to be delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

1.5.	The Merger Consideration. The aggregate Merger Consideration shall be:

(a)       An aggregate of Four Million Nine Hundred Thousand (4,900,000) restricted, unregistered newly issued shares (the “First Shares”) of Raptor common stock, par value $.001 per share (“Raptor Common Stock”), to be issued and delivered to the Securityholders at the Effective Time (the “First Closing”) in accordance with Appendix B;

(b)       Comprised of the amounts set forth below, on a one-time basis, if at all, an aggregate of Two Million Four Hundred Thousand (2,400,000) restricted, unregistered newly issued shares (the “Contingent Shares”) of Raptor Common Stock, payable in such amounts are set forth below to the extent that a Trigger Event is achieved with respect to such amount and subject to stock splits, stock dividends, reclassifications, recapitalizations, reorganizations and other similar events between the date hereof and the Milestone Termination Date (as defined below) with respect to the Trigger Event to which the payment of such amount relates, to be issued and delivered to the Securityholders in accordance with Appendix B with respect to a Trigger Event within thirty (30) days after the occurrence of such Trigger Event (any payment made by Raptor pursuant to any of Subsections 1.5(b)(2) and 1.5(b)(4), if any, are each referred to herein individually as a “Milestone Payment” and collectively as the “Milestone Payments”):

(1)	Reserved;

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(2) Five Hundred Thousand (500,000) restricted, unregistered shares of Raptor Common Stock upon the receipt by Bennu of Marketing Approval for a Cystinosis Product from the applicable Regulatory Agency in a Major Market;

(3)	Reserved;

(4) One Million Nine Hundred Thousand (1,900,000) restricted, unregistered shares of Raptor Common Stock upon the receipt by Bennu of Marketing Approval for a Non-C Product from the applicable Regulatory Agency in a Major Market; and

(5) an amount equal to Two Million Four Hundred Thousand (2,400,000) restricted, unregistered shares of Raptor Common Stock, less the aggregate of all Milestone Payments made or owing by Bennu, upon, if at all, the consummation of any transaction or series of related transactions that results in the sale of all or substantially all of the Encode Assets other than to an Affiliate of the Surviving Corporation or Raptor in such case where the Encode Assets are valued at no less than $2.5 million (a “Sale”) (each of the pre-conditions set forth in Subsections 1.5(b)(2), 1.5(b)(4), and 1.5(b)(5), a “Trigger Event” and collectively as the “Trigger Events”);

Any of such Trigger Events shall be referred to herein as a “Second Closing”; provided, however, no Securityholder shall have any right to receive any Milestone Payment or Contingent Shares for any Trigger Event occurring after the fifth anniversary of the Effective Time (the “Milestone Termination Date”). Notwithstanding anything herein to the contrary, the parties hereto understand and agree that any Milestone Payment made by Raptor pursuant to any Milestone under any of Subsections 1.5(b)(2) and 1.5(b)(4) will be made on a one-time basis notwithstanding any subsequent Milestone accomplished under such subparagraph thereafter and that the aggregate of all Milestone Payments shall not under any circumstances exceed, in the aggregate, Two Million Four Hundred Thousand (2,400,000) restricted, unregistered shares of Raptor Common Stock. The parties hereto also understand and agree that each Securityholder’s right to receive any Milestone Payments (other than those already earned and owing by Raptor) shall cease upon the occurrence of a Sale notwithstanding any subsequent Milestone accomplished thereafter.

(c)       Notwithstanding anything in this Agreement to the contrary, Raptor shall have the option, in its sole discretion, to recoup in full all Losses incurred by it or any of its Affiliates arising from any claim for indemnification pursuant to Section 5, and credited against any Milestone Payment then due and owing or to be due and owing under this Agreement. Raptor shall have the right to designate, reverse and re-designate any prospective application of such recoupment. Raptor, Encode and the Stockholder Representative agree that whether a claim for indemnification exists will be initially determined in the sole discretion of the board of directors of Raptor (the “Board”) and Raptor will thereafter provide Encode and the Stockholder Representative with written notice of such determination and reasonable detail supporting such determination and claim (the “Claim Notice”). During the period beginning on the date that the Claim Notice is sent by Raptor to Encode and the Stockholder Representative and ending on the date on which any dispute between Raptor and Encode with respect to such Claim Notice is resolved pursuant to arbitration in accordance with Section 6.13 (or otherwise resolved pursuant to a written agreement between the Raptor and Encode), Raptor, Encode and the Stockholder

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Representative agree that neither Bennu nor Raptor shall have any obligation to pay the Milestone Payments or any portion thereof, and during such time, all Milestone Payments shall be tolled and suspended and no interest shall accrue thereon during such period. If the arbitrator resolves the dispute that is the subject of the Claim Notice in a manner adverse to Raptor such that Raptor is obligated to continue to make payments of the Milestone Payments to the Securityholders, then subject to the terms and conditions contained herein, the suspension of the payment of the Milestone Payments which were otherwise due and owing shall cease and the Milestone Payments shall thereafter continue to be paid in accordance with this Agreement.

1.6.      Exchange of Shares and Closing. At the Effective Time, Raptor shall make available to Encode for exchange in accordance with this Article I, Raptor Common Stock in an amount sufficient to permit payment of the consideration described in Section 1.5 and, if Encode has not delivered to Raptor the items and documents required by this Article I:

(a)       As soon as reasonably practicable after the date hereof, Encode shall cause to be mailed to each holder of record of a certificate or certificates which as of the date hereof represented outstanding shares of Common Stock (the “Certificates”) and each holder of Encode Convertible Securities (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates and/or Encode Convertible Securities shall pass, only upon proper delivery of the Certificates to Encode, and shall be in such form and have such other provisions as Raptor may reasonably specify, including acknowledgement of the terms of this Agreement and such Securityholder’s indemnification obligations hereunder), and/or, as applicable, the Cancellation Agreement and (ii) instructions for use in effecting the surrender of the Certificates and/or Encode Convertible Securities in exchange for the consideration described herein. Upon surrender of a Certificate and/or an Encode Convertible Security for cancellation to Encode, together with such letter of transmittal and/or Cancellation Agreement, duly completed and validly executed, and such other documents as may be reasonably required pursuant to such instructions, the holder of such Certificate and/or Encode Convertible Security shall be entitled to receive the consideration described herein, and the Certificate and/or Encode Convertible Security so surrendered shall forthwith be canceled. Until surrendered as contemplated by this Section 1.6(a), each Certificate and/or Encode Convertible Security that, prior to the Effective Time, represented shares of Common Stock or a right to acquire or purchase Common Stock will be deemed from and after the Effective Time, for all corporate purposes, to evidence the right to receive the consideration described herein. If any Certificate and/or Encode Convertible Security shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact, in form and substance reasonably acceptable to Raptor, by the Person claiming such Certificate and/or Encode Convertible Security to be lost, stolen or destroyed, and complying with such other conditions as Raptor may reasonably impose (including the execution of an indemnification undertaking or the posting of an indemnity bond or other surety in favor of Raptor and Encode with respect to the Certificate and/or Encode Convertible Security alleged to be lost, stolen or destroyed), Encode will deliver to such Person, the consideration described herein.

(b)       If all or a portion of the consideration payable hereunder is to be delivered to any Person other than the Person in whose name the Certificate and/or Encode Convertible Security formerly representing Common Stock and/or Encode Convertible Securities is registered or issued, it shall be a condition to such right to receive such portion of such consideration that the Certificate and/or Encode Convertible Security so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person surrendering

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such Certificate and/or Encode Convertible Security shall pay to the Surviving Corporation any transfer or other Taxes required by reason of the payment of the consideration to a Person other than the registered holder of the Certificate and/or Encode Convertible Security surrendered, or shall establish to the satisfaction of the Surviving Corporation that such Tax has been paid or is not applicable.

1.7.	Registration Rights.

(a)       Any time following 140 days from Closing and prior to the expiration of the fourth anniversary of the date hereof, Raptor shall grant ICON Capital Partners LP (“ICP”) a demand registration rights which shall be exercised, if at all, by delivery of written notice to such effect to Raptor after such 140th day following the Closing. Upon exercise of the demand, Raptor shall, subject to the existing registration rights of the holders of Raptor Common Stock immediately prior to the Effective Time, at its own expense (excluding underwriting commissions and discounts, such expenses to be borne on a pro rata basis by the holders of Raptor Common Stock whose shares are being registered), use its commercially reasonable efforts to prepare and file a registration statement within sixty (60) days of receipt of the written notice described in the first sentence of this Section with the Securities and Exchange Commission (“SEC”) pursuant to the Securities Act of 1933, as amended (the “1933 Act”), covering the First Shares issued to ICP for public resale and shall use its commercially reasonable efforts to cause such registration statement to become effective by the SEC within sixty (60) days thereafter. Within ninety (90) days following the achievement of a Trigger Event (provided the Trigger Event occurs on or prior to the fifth anniversary of the Effective Time), Raptor shall, subject to the existing registration rights of the holders of Raptor Common Stock immediately prior to such filing, use its commercially reasonable efforts to prepare and file a registration statement or an amendment to the registration statement described above with the SEC pursuant to the 1933 Act covering the Contingent Shares issued to ICP. Raptor shall use its commercially reasonable efforts to keep each of such registration statements effective for a period not exceeding the earlier of (i) the second anniversary of the date on which such applicable registration statement is declared effective by the SEC, (ii) the date on which the First Shares or the Contingent Shares, as applicable, issued to ICP may be sold without restriction by the volume limitations of Rule 144(e) of the 1933 Act or (iii) such time as all of the First Shares or the Contingent Shares, as applicable, issued to ICP included in such registration statement have been sold (such period, the “Registration Period”). The registration rights under this Section 1.7 shall not be assignable except to controlled Affiliates of ICP.

(b)       Following the effectiveness of a registration statement filed pursuant to this Section 1.7, Raptor may, at any time, suspend the effectiveness of such registration for up to 45 days, as appropriate (a “Suspension Period”), by giving notice to the holders of the Raptor Common Stock covered by such registration statement, if Raptor shall have determined that Raptor may be required to disclose any material corporate development which disclosure may have a Material Adverse Effect or would be reasonably likely to cause a violation of the 1933 Act or Securities Exchange Act of 1934, as amended. Notwithstanding the foregoing, no more than two Suspension Periods (i.e., 90 days) may occur in immediate succession. Raptor shall use its commercially reasonable efforts to limit the duration and number of any Suspension Periods. The holders of the Raptor Common Stock covered by the applicable registration statement agree that, upon receipt of any notice from Raptor of a Suspension Period, such holders shall forthwith discontinue disposition of restricted Raptor Common Stock covered by such registration statement or prospectus until such holders (i) are advised in writing by Raptor that the use of the

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applicable prospectus may be resumed, (ii) have received copies of a supplemental or amended prospectus, if applicable, and (iii) have received copies of any additional or supplemental filings which are incorporated or deemed to be incorporated by reference into such prospectus.

(c)       As a condition to the inclusion of its shares of Raptor Common Stock in any registration statement whether pursuant to this Section 1.7 or Section 1.8, each Securityholder shall furnish to Raptor such information regarding such Securityholder and the distribution proposed by such Securityholder as Raptor may request in writing, including completing one or more registration statement questionnaires in the form(s) provided by Raptor or as shall be required in connection with any registration referred to in this Section 1.7 or Section 1.8, duly executed by such Securityholder, in each case within three business days after such information is requested by Raptor. Such Securityholder covenants that upon Raptor’s request, such Securityholder will promptly notify Raptor of any changes in such information or other information, under signature of such Securityholder, as Raptor may request in connection with any registration referred to in this Section 1.7 or Section 1.8.

(d)       Each Securityholder hereby covenants with Raptor not to make any sale of the shares of Raptor Common Stock without effectively causing the prospectus delivery requirements under the 1933 Act to be satisfied.

(e)       Each Securityholder agrees not to take any action with respect to any distribution deemed to be made pursuant to a registration statement filed pursuant to this Section 1.7 or Section 1.8 which would constitute a violation of Regulation M under the Securities Exchange Act of 1934, as amended or any other applicable rule, regulation or Law.

(f)        At the end of the Registration Period, the Securityholders shall discontinue sales of shares pursuant to any registration statement filed pursuant to this Section 1.7 or Section 1.8 upon receipt of notice from Raptor of its intention to remove from registration the shares covered by such registration statement which remain unsold, and such Securityholders shall notify Raptor of the number of shares registered which remain unsold immediately, but in any event no later than three Business Days, following receipt of such notice from Raptor.

(g)       If an offering in connection with which ICP is entitled to registration under this Section 1.7 is an underwritten offering, then ICP shall, unless otherwise agreed by the Company, so advise the Company as a part of its request made pursuant to this Section 1.7, and the Company shall include such information in the written notice referred to in Section 1.7(a). In such event, the right of ICP to include its First Shares (and Contingent Shares, if applicable) in such registration shall be subject to the provisions of this Agreement as well as the registration rights of existing shareholders of Raptor Common Stock and shall be conditioned upon ICP’s participation in such underwriting and the inclusion of ICP’s First Shares (and Contingent Shares, if applicable) in the underwriting to the extent provided herein. All Securityholders proposing to distribute their securities through such underwriting shall (together with the Company) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting, including, without limitation, a lockup agreement acceptable to such underwriter or underwriters.

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1.8.	Piggyback Registrations.

(a)       If at any time prior to the 140th day following the date of this Agreement, the Company shall determine to file with the SEC a registration statement relating to an offering for its own account or the account of others under the 1933 Act of any of its equity securities (other than on Form S-4 or Form S-8 or their then equivalents relating to equity securities to be issued solely in connection with any acquisition of any entity or business or equity securities issuable in connection with stock option or other employee benefit plans), the Company shall send to the Securityholders written notice of such determination and, if within fifteen (15) days after the effective date of such notice, the Securityholders shall so request in writing, the Company shall, subject to the existing registration rights of the holders of Raptor Common Stock, include in such registration statement all or any part of the First Shares such Securityholders request to be registered, except that if, (i) inclusion of such shares would result in the offering not being conducted in accordance with the provisions of Rule 415, or (ii) in connection with any underwritten public offering for the account of the Company, the managing underwriter(s) thereof shall impose a limitation on the number of shares of Raptor Common Stock which may be included in the registration statement because, in such underwriter(s)’ judgment, marketing or other factors dictate such limitation is necessary to facilitate public distribution, then, subject to the existing registration rights of the holders of Raptor Common Stock, the Company shall be obligated to include in such registration statement only such limited portion of the First Shares with respect to which the Securityholders have requested inclusion hereunder (i) as would enable the offering to be conducted in accordance with the provisions of Rule 415 or (ii) as the underwriter shall permit.

(b)       Subject to Section 1.7, if an offering in connection with which the Securityholders are entitled to registration under this Section 1.8 is an underwritten offering, then the right of any Securityholder to include his First Shares in such registration shall be subject to the provisions of this Agreement as well as the registration rights of existing shareholders of Raptor Common Stock and shall be conditioned upon such Securityholder’s participation in such underwriting on the same terms and conditions as the existing shareholders of Raptor Common Stock participating therein and the inclusion of such Securityholder’s First Shares in the underwriting to the extent provided herein. All Securityholders proposing to distribute their securities through such underwriting shall (together with the Company) enter into an underwriting agreement with the underwriter or underwriters selected for such underwriting in the form acceptable to Raptor, including, without limitation, a lockup agreement acceptable to such underwriter or underwriters.

(c)       The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 1.8 whether or not any Securityholder has elected to include securities in such registration, and shall promptly notify any Securityholder that has elected to include shares in such registration of such termination or withdrawal.

(d)       Notwithstanding anything herein to the contrary, the piggyback registration rights provided pursuant to this Section 1.8 shall be subject to the provisions of Section 1.7 and the rights of the Company and obligations of the Securityholders in the same manner as the demand registration rights, including, without limitation, the Company’s right to suspend the effectiveness of any registration initiated by it under this Section 1.8.

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1.9.      The Surviving Corporation. The certificate of incorporation and bylaws of Bennu as in effect immediately prior to the Effective Time shall be the certificate of incorporation and bylaws of the Surviving Corporation from and after the Effective Time until duly amended in accordance with applicable Law. The officers and directors of Bennu immediately prior to the Effective Time shall be the officers and directors of the Surviving Corporation from and after the Effective Time until the earlier of their resignation or their removal or until their respective successors are duly elected and qualified, as the case may be. The Merger shall have the effects set forth in Section 259 of the DGCL.

1.10.    Tax Intent of the Parties. It is the intention of the parties that the Merger be treated as a reorganization qualifying under Section 368(a) of the Internal Revenue Code of 1986, as amended. The parties shall use their best efforts to take all reasonable actions necessary to cause the Merger to qualify as a reorganization pursuant to such section and shall treat the Merger accordingly on their respective tax returns.

1.11.    Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title, and possession to all rights, properties, privileges, immunities, powers, franchises, and purposes of either of Bennu or Encode, the officers of the Surviving Corporation are fully authorized, in the name of each of Bennu and Encode or otherwise, to take, and shall take, all such lawful and necessary action.

1.12.    Tax Returns. The Stockholder Representative shall prepare and file, no later than December 31, 2007, all income Tax Returns required to be filed by Encode on or before the Closing with any federal or state Governmental Authority, which have not been so filed as of the Closing.

ARTICLE 2.

REPRESENTATIONS AND WARRANTIES OF ENCODE

As a material inducement to Raptor and Bennu to enter into this Agreement and to consummate the transactions contemplated hereby, and subject to the exceptions set forth in the Disclosure Schedule delivered pursuant to this Agreement on the date hereof, Encode hereby represents and warrants to Raptor and Bennu that, except with respect to Sections 2.1, 2.2, 2.3, 2.5, 2.6, 2.8, 2.9, and 2.12 which such Sections shall not be qualified by “Knowledge”, to its actual Knowledge:

2.1.      Encode Assets. At the Closing (as hereinafter defined), Encode has good, valid and marketable title to, or a good, valid and marketable leasehold interest in, the Assets used by it, located on its premises or disclosed on the Most Recent Balance Sheet or acquired thereafter prior to the Closing, free and clear of all Liens, which constitute all of Encode’s Assets (collectively, the “Encode Assets”), such Encode Assets as set forth on Schedule 2.1. Encode owns, has a valid leasehold interest in, or has a valid license to use, all of the Encode Assets necessary for the conduct of its business as presently conducted and as presently proposed to be conducted by it, and such Encode Assets, taken as a whole, constitute all of the Assets necessary for the operation of the business of Encode as presently conducted.

2.2.      Organization; Qualification. Encode is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with full corporate power

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and authority to own, lease and operate all of its properties and Assets and carry on its business as it is currently being conducted. Encode is duly qualified to do business and is in good standing as a foreign entity in those jurisdictions in which the nature of the business conducted by it or the property it owns, leases or operates requires it to so qualify, except where the failure to be so qualified or in good standing in such jurisdiction would not reasonably be expected to have a Material Adverse Effect on Encode. Such jurisdictions as set forth on Schedule 2.2. As used in this Agreement, “Material Adverse Effect,” with respect to Encode or Raptor, means a material adverse effect on the business, properties, Assets, operations, condition (financial or otherwise) of such entity taken as a whole, or on the authority or ability of Encode or Raptor, as the case may be, to perform its obligations under this Agreement. Complete and correct copies of the certificate of incorporation and by-laws of Encode as currently in effect have been delivered to Raptor. Encode has no subsidiaries. Encode has not assumed by merger, Contract, assignment or assumption any Liability of any other Person.

2.3.      Authorization. Encode has all requisite power and authority, corporate or otherwise, to execute and deliver this Agreement and any and all instruments necessary or appropriate in order to fully effectuate the terms and conditions of this Agreement and to perform and consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by Encode have been duly and validly authorized by all requisite action on the part of Encode, including by the board of directors of Encode and all of the Securityholders and no other proceedings on the part of Encode are necessary with respect thereto. This Agreement has been duly and validly executed and delivered by Encode and, assuming the due authorization, execution and delivery of this Agreement by Raptor, constitutes a valid and legally binding obligation of Encode, enforceable against Encode in accordance with its terms and conditions, except as enforceability thereof may be limited by (a) any applicable bankruptcy, insolvency, reorganization, moratorium or similar Law affecting creditors’ rights generally or (b) general principles of equity, whether considered in a proceeding in equity or at Law.

2.4.      Consents and Approvals. Except for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, Encode is not required to obtain any material Permit, make any filing with, provide any notice to, or obtain the consent of any Governmental Authority, any party to any Encode Contract, or any other Person in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

2.5.      Capitalization. As of the date hereof and as of immediately prior to the Closing, the authorized issued and outstanding capital stock of Encode is as set forth in Schedule 2.5 attached hereto. All of the outstanding capital stock of Encode is held beneficially and of record by the Securityholders free and clear of any Liens. The Common Stock has been duly authorized and all shares of Common Stock have been validly issued and are fully paid, non-assessable and free and clear of any Liens and have been issued and transferred free and clear of any preemptive or similar rights. Except as set forth on Schedule 2.5, Encode does not have any outstanding (i) capital stock or securities convertible or exchangeable for any shares of its capital stock or containing any profit participation features, nor any rights or options to subscribe for or to purchase its capital stock or (ii) any stock appreciation rights or phantom stock or similar plans or rights. There are no (i) outstanding obligations of Encode (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital stock or any warrants, options

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or other rights to acquire its capital stock or (ii) voting trusts, proxies or other agreements among the Securityholders with respect to the voting or transfer of the Encode Securities.

2.6.      No Violations. Encode’s execution and delivery of this Agreement and performance by Encode of its obligations under this Agreement and the consummation of the transactions contemplated hereby do not and will not (a) violate any provision of the certificate of incorporation or by-laws of Encode, (b) conflict with, result in a breach of, constitute a default under (whether with or without the passage of time, the giving of notice or both), accelerate the performance required by, result in the creation of any Lien upon any of the properties or Assets of Encode under, or create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under or adversely affect the rights or obligations of Surviving Corporation under, any Contract or Permit to which Encode is a party or by which any properties or Assets of Encode are bound, or (c) violate any Law or Order currently in effect to which Encode is subject.

2.7.      Contracts. Encode has made available to Raptor a true correct and complete copy of each Contract to which Encode is a party or by which it or any of its Assets or properties are bound (the “Encode Contracts”), all of which Contracts are set forth on Schedule 2.7 hereto. Each Encode Contract is in full force and effect and is valid and enforceable in accordance with its terms. Encode is not in default under any Encode Contract, and no event or circumstance has occurred that would, with notice or lapse of time or both, constitute an event of default under any Encode Contract where such default would have a Material Adverse Effect on Encode.

2.8.      Litigation. There is no, and during the past three (3) years there have not been any, (i) suit, claim, action, proceeding, hearing, notice of violation, demand letter or investigation (each, an “Action”) pending or threatened against Encode or any executive officer or director of Encode (in their capacity as such) or their respective businesses, properties or Assets, including, without limitation, an Action to enjoin, in whole or in part, the Merger, (ii) material customer claims or demands against Encode or (iii) Orders with respect to or involving Encode. To the Knowledge of Encode, there is no basis for any such Action, claims or demands, or Orders.

2.9.      No Brokers or Finders. Encode has not, and their respective Affiliates, officers, directors or employees have not, employed any broker or finder or incurred any liability for any brokerage or finder’s fee or commissions or similar payment in connection with the Merger.

2.10.	Financial Statements; Books and Records.

(a)       Attached hereto as part of Schedule 2.10 are true, correct and complete copies of (i) the unaudited balance sheet of Encode as of December 31, 2006, and the related unaudited statements of income and cash flow for the respective twelve-month period then ended, and (ii) the unaudited balance sheet of Encode for the period between January 1, 2007 through November 11, 2007 (the “Most Recent Balance Sheet”), and the related unaudited statements of income and cash flow for the period then ended. Except as set forth on Schedule 2.10, the financial statements described in the foregoing clauses (i) and (ii) (including in all cases the notes thereto, if any) (x) have been prepared in accordance with GAAP, consistently applied throughout the periods indicated, (y) have been prepared from, and in accordance with, the books and records of Encode, and (z) fairly present the financial condition of Encode and accurately reflect the operating results and cash flows of Encode; provided, however, that such financial statements do not contain all footnotes required under GAAP and are subject to normal year-end

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audit adjustments (the effect of which will not, individually or in the aggregate, be materially adverse to Encode).

(b)       The books of account, minute books and other records of Encode, all of which have been made available to Raptor, are accurate and complete in all material respects. At the Closing, all of those books and records will be in the possession of Bennu.

2.11.    Absence of Undisclosed Liabilities. Except as set forth on Schedule 2.11, Encode has no Liabilities, other than (i) Liabilities set forth on the liabilities side of the Most Recent Balance Sheet, (ii) Liabilities which have arisen after the date of the Most Recent Balance Sheet in the Ordinary Course of Business (none of which is a Liability resulting from breach of contract, breach of warranty, tort, infringement, violation of Law or environmental liability or clean-up obligation), and (iii) Liabilities of Encode pursuant to Encode Contracts set forth on Schedule 2.7 (none of which is a Liability resulting from breach of contract, breach of warranty, tort, infringement, violation of Law or environmental liability or clean-up obligation).

2.12.	Tax Matters. Except as set forth on Schedule 2.12:

(a)       Encode has filed (or has had filed on its behalf) all Tax Returns that it was required to file under applicable Laws. All such Tax Returns were true, correct and complete in all respects and were prepared in compliance with all applicable Laws. All Taxes due and owing by (or with respect to the operations of) the Encode (whether or not shown on any Tax Return) have been paid. Encode is not the beneficiary of any extension of time within which to file any Tax Return. No claim or demand has ever been made by an authority in a jurisdiction where Encode does not file Tax Returns that Encode is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any Assets of Encode.

(b)       Encode has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

2.13.    Material Contracts. Schedule 2.13 sets forth all of the Encode Contracts. All of the Encode Contracts and Leases (the “Material Contracts”) are valid, binding and enforceable as to Encode and the other parties thereto, in accordance with their respective terms. Each Material Contract will be in full force and effect in accordance with its terms upon consummation of the transactions contemplated hereby. Encode, and to the Knowledge of Encode, each other party thereto, has performed all obligations required to be performed by it and is not in default under or in breach of, or in receipt of any claim or demand of default or breach under, any Material Contract. There has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute a default by Encode, or to the Knowledge of Encode, any of the other parties to such Material Contracts. Encode has not received written notice that any party to any Material Contract intends to cancel or terminate any such Material Contract or to exercise or not to exercise any option to renew thereunder.

(a)       There has been made available to Raptor (i) a true, correct and complete copy of each Material Contract, together with all amendments, waivers or other changes thereto, and (ii) a true, correct and complete description of the material terms of all oral Material Contracts.

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2.14.	Intellectual Property Rights.

(a)       Schedule 2.14(a) contains a complete and accurate list of all of the following that are owned or used by Encode: (i) patented or registered Intellectual Property Rights, (ii) pending patent applications or other applications for registrations of other Intellectual Property Rights, (iii) computer software (other than mass-marketed software purchased or licensed for less than a total cost of $5,000), (iv) trade or corporate names, trade dress, logos, slogans, Internet domain names, material unregistered trademarks, and material unregistered service marks, (v) material unregistered copyrights, and (vi) any other material Intellectual Property Rights.

(b)       Encode owns and possesses, free and clear of all Liens, all right, title and interest in and to, or has the right to use pursuant to a valid and enforceable written license set forth on Schedule 2.14(b), all Intellectual Property Rights necessary for or used in the operation of the business of Encode as presently conducted and as presently proposed to be conducted (together with the Intellectual Property Rights set forth on Schedule 2.14(a), the “Encode Intellectual Property Rights”). All of the Encode Intellectual Property Rights are valid and enforceable and none of the Encode Intellectual Property Rights have been misused. No loss or expiration of any of the Encode Intellectual Property Rights is threatened, pending or reasonably foreseeable. Encode has taken all necessary and customary actions to maintain and protect the Encode Intellectual Property Rights. The owners of any Intellectual Property Rights licensed to Encode have taken all commercially reasonable action to maintain and protect the Intellectual Property Rights subject to such licenses.

(c)       Except as set forth on Schedule 2.14(c), (i) Encode has not infringed, misappropriated or otherwise conflicted with, and the operation of the business of Encode as currently conducted and as proposed to be conducted will not infringe, misappropriate or otherwise conflict with, any Intellectual Property Rights of other Persons and Encode is not aware of any facts which indicate a likelihood of any of the foregoing and Encode has not received any notices regarding any of the foregoing (including, any demands or offers to license any Intellectual Property Rights from any other Person), and (ii) no third party has infringed, misappropriated or otherwise conflicted with any of the Encode Intellectual Property Rights. The transactions contemplated by this Agreement will not impair the right, title or interest of any of Encode in or to the Encode Intellectual Property Rights, and all of the Encode Intellectual Property Rights will be owned or available for use by the Surviving Corporation or Raptor immediately after the Closing on terms and conditions identical to those under which Encode owned or used the Encode Intellectual Property Rights immediately prior to the Closing.

(d)       All past and present employees of, and consultants to, Encode have entered into agreements providing for the non-disclosure of Confidential Information and the assignment to Encode of all Intellectual Property Rights authored, created or otherwise developed by such employee or consultant in the course of employment or engagement with Encode, without any restrictions or obligations whatsoever.

2.15.	Employee Matters.

(a)       Encode has never employed any employees and has never incurred any Liabilities, expenses or obligations with respect to any employee.

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(b)       Schedule 2.15(a) contains a true, correct and complete list as of the date hereof of the officers and directors of Encode.

2.16.    Employee Benefit Plans. Encode has never adopted any Employee Benefit Plan and has never incurred any Liabilities, expenses or obligations with respect to any such plan.

2.17.    Compliance with Laws. Except as set forth on Schedule 2.17, Encode has complied in all material respects with, is in compliance in all material respects with and has operated its business and maintained its Assets in compliance in all material respects with, all applicable Laws.

2.18.    Adequate Disclosure. None of (i) the information contained in the Schedules, or (ii) the representations and warranties of Encode and the Securityholders contained in this Agreement contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they are or were made, not misleading.

2.19.    Application of Takeover Protections. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not impose any restriction on Encode or any Securityholder, or create in any party (including any current Securityholder) any rights, under any share acquisition, business combination, poison pill (including any distribution under a rights agreement), or other similar anti-takeover provisions under Encode’s certificate of incorporation or by-laws or the Laws of its jurisdiction of incorporation.

ARTICLE 3.

ADDITIONAL REPRESENTATIONS AND WARRANTIES OF ENCODE REGARDING THE SECURITYHOLDERS

As a material inducement to Raptor and Bennu to enter into this Agreement and to consummate the transactions contemplated hereby, Encode hereby represents and warrants to Raptor and Bennu as follows:

3.1.      Investment Purpose. Each Securityholder is acquiring the shares of Raptor Common Stock for its own account as principal for investment purposes, and not as nominee or agent, and not with a present view toward the public sale or distribution thereof and has no intention of selling or distributing any of such shares of Raptor Common Stock or any arrangement or understanding with any other Persons regarding the sale or distribution of such shares of Raptor Common Stock except as would not result in a violation of the 1933 Act. No Securityholder will, directly or indirectly, offer, sell, pledge, transfer or otherwise dispose of (or solicit any offers to buy, purchase or otherwise acquire or take a pledge of) any of the shares of Raptor Common Stock except pursuant to and in accordance with the 1933 Act.

3.2.      Questionnaires. The Accredited Investor Questionnaires, in the form of Appendix D attached hereto, submitted by each Securityholder to Raptor in connection with its acquisition of the shares of Raptor Common Stock, was accurate and correct when delivered and is accurate and correct as of the date hereof. Each Securityholder is an “accredited investor” within the meaning of Rule 501 of Regulation D under the 1933 Act.

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3.3.      Reliance on Exemptions. Each Securityholder understands that the shares of Raptor Common Stock are being offered and sold to and acquired by it in reliance upon specific exemptions from the registration requirements of the United States and that Raptor is relying upon the truth and accuracy of, and each Securityholder’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of Encode and each Securityholder in order to determine the availability of such exemptions and the eligibility of each Securityholder to acquire the shares of Raptor Common Stock.

3.4.      Information. Each Securityholder has been afforded the opportunity to ask questions of Raptor.

3.5.	Acknowledgement of Risk.

(a)       Each Securityholder acknowledges and understands that its investment in the shares of Raptor Common Stock involves a significant degree of risk, including, without limitation: (i) Raptor remains a development stage business and requires substantial funds in addition to the proceeds from the disposition of the shares of Raptor Common Stock; (ii) an investment in Raptor is speculative, and only Securityholders who can afford the loss of their entire investment should consider investing in Raptor and the shares of Raptor Common; (iii) such Securityholder may not be able to liquidate its investment; (iv) transferability of the shares of Raptor Common Stock is extremely limited; (v) in the event of a disposition of the shares of Raptor Common Stock, such Securityholder could sustain the loss of its entire investment; and (vi) Raptor has not paid any dividends on its Raptor Common Stock since inception and does not anticipate the payment of dividends in the foreseeable future. Such risks are more fully set forth in the Public Filings;

(b)       Each Securityholder is able to bear the economic risk of holding shares of Raptor Common Stock for an indefinite period as well as the loss of its entire investment, and has sufficient knowledge and experience in financial and business matters such that it is capable of evaluating the risks of the investment in the shares of Raptor Common Stock; and

(c)       Each Securityholder has, in connection with such Securityholder’s decision to purchase the shares of Raptor Common Stock, not relied upon any representations or other information (whether oral or written) other than as set forth in the representations and warranties of Raptor contained herein, and such Securityholder has, with respect to all matters relating to this Agreement and the disposition and acquisition of the shares of Raptor Common Stock, relied solely upon the advice of such Securityholder’s own counsel and has not relied upon or consulted any counsel to Raptor.

3.6.      Governmental Review. Each Securityholder understands that no federal, provincial or state agency or any other government or Governmental Authority has passed upon or made any recommendation or endorsement of the shares of Raptor Common Stock or an investment therein.

3.7.	Transfer or Resale. Each Securityholder understands that:

(a)       the shares of Raptor Common Stock have not been and are not being registered under the 1933 Act (other than as contemplated in this Agreement) or qualified under any other applicable federal or state securities Laws and that the shares of Raptor Common Stock

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being acquired by it are being offered and sold to it pursuant to one or more exemptions from the registration or qualification requirements of such securities Laws and that the representations and warranties contained in this Article III are given with the intention that Raptor may rely thereon for purposes of claiming such exemptions and, consequently, each Securityholder may have to bear the risk of owning the shares of Raptor Common Stock for an indefinite period of time because the shares of Raptor Common Stock may not be transferred unless: (i) the resale of the shares of Raptor Common Stock is registered pursuant to an effective registration statement under the 1933 Act, as contemplated herein; (ii) each Securityholder has delivered to Raptor an opinion of counsel (in form, substance and scope reasonably satisfactory to Raptor) to the effect that the shares of Raptor Common Stock to be sold or transferred may be sold or transferred pursuant to an exemption from such registration; or (iii) the shares of Raptor Common Stock are sold or transferred pursuant to Rule 144;

(b)       any sale of the shares of Raptor Common Stock made in reliance on Rule 144 may be made only in accordance with the terms of Rule 144 and, if Rule 144 is not applicable, any resale of the shares of Raptor Common Stock under circumstances in which the seller (or the Person through whom the sale is made) may be deemed to be an underwriter (as that term is defined in the 1933 Act) may require compliance with some other exemption under the 1933 Act or the rules and regulations of the SEC thereunder; and

(c)       except as set forth in this Agreement, neither Raptor nor any other Person is under any obligation to register the resale of the shares of Raptor Common Stock under the 1933 Act or any state securities Laws or to comply with the terms and conditions of any exemption thereunder.

3.8.      Legends. Each Securityholder understands the stock certificates representing the shares of Raptor Common Stock to be issued to the Securityholders shall be imprinted with conspicuous restrictive legends in the following forms (and a stop-transfer order may be placed against transfer of the certificates for such shares of Raptor Common Stock):

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES. THE SECURITIES MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER APPLICABLE SECURITIES LAWS, OR UNLESS OFFERED, SOLD, PLEDGED, HYPOTHECATED OR TRANSFERRED PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THOSE LAWS. THE COMPANY SHALL BE ENTITLED TO REQUIRE AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED TO THE EXTENT THAT SUCH OPINION IS REQUIRED PURSUANT TO THAT CERTAIN SECURITIES PURCHASE AGREEMENT UNDER WHICH THE SECURITIES WERE ISSUED.”

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“UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE MARCH 30, 2008.”

Upon the request of a Securityholder or any successor holder of Raptor Common Stock, accompanied by an opinion of counsel selected by the Securityholder or successor holder, which opinion and other counsel are reasonably satisfactory to Raptor, to the effect that a transfer by the holder will not violate the 1933 Act or applicable state or other securities Laws and that the legend may be removed, Raptor shall remove the legend from the Raptor Common Stock held by the holder or shall issue to the holder a new certificate for Raptor Common Stock without the transfer legend.

3.9.      Residency. Each Securityholder certifies that it is a resident of the jurisdiction set forth immediately below such Securityholder’s name on the signature pages hereto.

3.10.    No Short Sales. Between the time each Securityholder learned about this Agreement and the transactions contemplated herein and the public announcement of the same, such Securityholder has not engaged in any short sales or similar transactions with respect to any Raptor Common Stock, nor has such Securityholder, directly or indirectly, caused any Person to engage in any short sales or similar transactions with respect to any Raptor Common Stock. Additionally, such Securityholder understands and acknowledges, severally and not jointly with any other Securityholder, that the SEC currently takes the position that coverage of short sales of the shares of Raptor Common Stock “against the box” prior to the date such shares are registered is a violation of Section 5 of the 1933 Act, as set forth in Item 65, Section 5 under Section A, of the Manual of Publicly Available Telephone Interpretations, dated July 1997, compiled by the Office of Chief Counsel, Division of Corporation Finance.

ARTICLE 4.

REPRESENTATIONS OF RAPTOR AND BENNU

As a material inducement to Encode to enter into this Agreement and to consummate the transactions contemplated hereby, Raptor and Bennu hereby represent and warrant, on a joint and several basis, to Encode that:

4.1.      Organization; Qualification. Raptor is a corporation with full corporate power and authority to own all of its properties and assets and carry on its business as it is currently being conducted. Bennu is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with full corporate power and authority to own all of its properties and assets and carry on its business as it is currently being conducted.

4.2.      Authorization. Raptor and Bennu each have the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by Raptor and Bennu have each been duly and validly authorized by the Board and the board of directors of Bennu, respectively, and no other proceedings on the part of Raptor or Bennu are necessary with respect thereto. This Agreement has been duly and validly executed and delivered by Raptor and Bennu and, assuming the due authorization, execution and delivery of this Agreement by Encode, constitutes a valid and legally binding obligation of Raptor and Bennu, enforceable against Raptor and Bennu in

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accordance with its terms and conditions, except as enforceability thereof may be limited by (a) any applicable bankruptcy, insolvency, reorganization, moratorium or similar Law affecting creditors’ rights generally or (b) general principles of equity, whether considered in a proceeding in equity or at Law.

4.3.      Consents and Approvals. To the Knowledge of Raptor and Bennu, neither Raptor nor Bennu are required to obtain any Permit, make any filing with, or obtain the consent of any Governmental Authority or any other Person in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

4.4.      No Violations. Assuming the accuracy of the representations of the Securityholders set forth herein, Raptor and Bennu’s execution and delivery of this Agreement and performance by them of their obligations under this Agreement do not (a) violate any provision of the certificate of incorporation or by-laws of Raptor or Bennu, (b) conflict with, result in a breach of, constitute a default under (or an event that, with notice or lapse of time or both, would constitute a default under), accelerate the performance required by, result in the creation of any Lien upon any of the properties or assets of Raptor or Bennu under, or create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under, any Contract or Permit to which Raptor or Bennu is a party or by which any properties or assets of Raptor or Bennu are bound, or (c) violate any Law or Order currently in effect to which Raptor or Bennu are subject, in each case where such conflict, breach or violation would have a Material Adverse Effect on Raptor or Bennu.

ARTICLE 5.

INDEMNIFICATION

5.1.	Indemnification. Subject to the limitations of Sections 5.2 and 5.3 hereof:

(a)       Encode agrees to indemnify, defend and hold Raptor and its Affiliates, subsidiaries (including the Surviving Corporation), officers, directors, employees or agents thereof (collectively, the “Raptor Indemnified Parties”) harmless from and against and in respect of any and all out-of-pocket loss, cost, expense, liability or claim (including reasonable attorneys’ fees and other costs and expenses) (all of the foregoing collectively, “Losses”), resulting from or arising in connection with any breach of representation or warranty on the part of Encode under the terms of this Agreement or in any certificate delivered hereunder or pursuant hereto or non-fulfillment of any agreement on the part of Encode under the terms of this Agreement or the Stockholder Representative under Section 1.12. For purposes of this Agreement, Losses shall specifically exclude any special, incidental, indirect, consequential, or similar damages (including but not limited to damages for indirect loss of profits, loss of business reputation or the like).

(b)       Raptor agrees to indemnify, defend and hold Encode (the “Encode Indemnified Parties”) harmless from and against any and all Losses resulting from any breach of representation or warranty on the part of Raptor or Bennu under the terms of this Agreement or in any certificate delivered hereunder or pursuant hereto or non-fulfillment of any agreement on the part of Raptor under the terms of this Agreement.

5.2.	Limitation on Liability and Recourse.

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(a)       With respect to any claim for indemnification under this Agreement, neither Encode, on the one hand, nor Raptor, on the other hand, shall be liable to the other for indemnification unless the aggregate amount of the damages incurred by the other as a result of such breach exceeds the sum of $50,000 (whereupon such Party shall be liable for the amount of such damages in excess of $50,000).

(b)       Notwithstanding anything contained therein to the contrary, Encode shall not be liable to the Raptor Indemnified Parties for any breach of a representation or warranty contained in this Agreement that was known to Raptor prior to the Closing, whether set forth in any document delivered to Raptor prior to the Closing by any Encode Stockholder, or any Person performing due diligence on Encode on behalf of Raptor.

(c)       Notwithstanding anything contained herein to the contrary, Encodes’ aggregate liability to all Raptor Indemnified Parties for all indemnity obligations hereunder shall not exceed the value of the aggregate number of shares of Raptor Common Stock issued or which become issuable in the Merger, which liability shall be satisfied, by the delivery to the Raptor Indemnified Parties of cash and/or such number of First Shares or Contingent Shares which shall equal such liability (which First Shares shall be deemed equal to, for purposes hereof, the Stock Valuation Price of Raptor Common Stock as calculated in accordance with Section 5.2(d) on the date of the First Closing (the “Closing Price”) and which Contingent Shares shall be valued at the higher of (x) the Closing Price on the date of the First Closing and (y) the Closing Price on the date of any Second Closing). This Section 5.2 is qualified in its entirety with respect to, and does not apply to the extent of, fraud, willful misconduct or intentional misrepresentation on the part of Encode or any Securityholder.

(d)       Stock Valuation. For purposes of this Section 5.2, the per share value of the Raptor Common Stock shall be calculated as follows (the “Stock Valuation Price”):

(1) If traded over the counter (other than the Nasdaq National Market), the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the ten (10) day period ending three business days prior to the date of the First Closing or the applicable Second Closing, whichever is applicable;

(2) If traded on a securities exchange or the Nasdaq National Market, the value shall be deemed to be the average of the closing prices of the shares on such exchange or Nasdaq National Market over the ten (10) day period ending three business days prior to the date of the First Closing or the applicable Second Closing, whichever is applicable; or

(3) If there is no active public market, the value shall be the fair market value thereof, as determined in good faith by the Board.

5.3.      Termination of Indemnity Obligations. The indemnity obligations herein under Section 5.1(a) and (b), and the representations and warranties contained in this Agreement or in any certificate delivered in connection with this Agreement (which shall survive the Closing), shall terminate on such date that is 18 months after the Closing except (i) as to matters as to which the applicable indemnified party has made a claim for indemnification on or prior to such date specifically addressing an actual claim or demand and (ii) with respect to any fraudulent or

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intentional breach of a representation or warranty contained in this Agreement or any Schedule attached hereto. The obligation to indemnify referred to in the preceding clauses (i) and (ii) shall survive the expiration of such period until such claims are finally resolved and any obligations with respect thereto are fully satisfied.

5.4.	Third Party Claims.

(a)       In the case of any claim asserted by a Third Party against a Party entitled to indemnification under this Agreement (the “Indemnified Party”), notice shall be given by the Indemnified Party to the Party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and the Indemnified Party shall permit the Indemnifying Party (at the expense of such Indemnifying Party) to assume the defense of any claim or any litigation resulting therefrom, provided that (i) the counsel for the Indemnifying Party who shall conduct the defense of such claim or litigation shall be reasonably satisfactory to the Indemnified Party, (ii) the Indemnified Party may participate in such defense at such Indemnified Party’s expense, and (iii) the omission by any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement except to the extent that such Indemnifying Party is materially damaged as a result of such failure to give notice. After notice from the Indemnifying Party to such Indemnified Party of its election so to assume the defense of the claim or litigation, except as pursuant to Section 5.4(b), the Indemnifying Party shall not be liable to such Indemnified Party under Section 5.1(a) or 5.1(b) for any fees of other counsel or any other expenses, in each case subsequently incurred by such Indemnified Party in connection with the defense thereof, other than reasonable costs of investigation. If an Indemnifying Party assumes the defense of such an action, (i) no compromise or settlement thereof may be effected by the Indemnifying Party without the Indemnified Party’s consent (which shall not be unreasonably withheld) unless (x) there is no finding or admission of any violation of law or any violation of the rights of any person and no effect on any other claims that may be made against the Indemnified Party and (y) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party and (ii) the Indemnifying Party shall have no liability with respect to any compromise or settlement thereof effected without its consent (which shall not be unreasonably withheld). If notice is given to an Indemnifying Party of the commencement of any action and it does not, within 30 days after the Indemnified Party’s notice is given, give notice to the Indemnified Party of its election to assume the defense thereof, the Indemnifying Party shall be bound by any determination made in such action or any compromise or settlement thereof effected by the Indemnified Party. Pending the 30-day period disclosed in the preceding sentence or, if earlier, notification from the Indemnifying Party as to whether it will assume the defense of a claim, the Indemnified Party will not incur or agree to incur (whether of investigation, defense or otherwise) with respect to such claim in excess of $15,000 without giving the Indemnifying Party ten (10) days prior notice of such incurrence or agreement.

(b)       Notwithstanding the provisions of Section 5.4(a), if in the reasonable judgment of the Indemnified Party, based upon written advice of counsel that there are one or more legal defenses available to it which are different from or in addition to those available to the Indemnifying Party, a conflict of interest may exist, such Indemnified Party may, by notice to the Indemnifying Party, employ separate counsel at the Indemnifying Party’s sole cost and expense and may participate in the defense, compromise or settlement of such action, but the

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Indemnifying Party shall not be bound by any compromise or settlement thereof effected without its consent (which shall not be unreasonably withheld).

(c)       The Indemnifying Party and the Indemnified Party shall cooperate in the defense of any claim or litigation subject to this Section 5.4 and the records of each shall be available to the other with respect to such defense, subject to the right of any party to withhold any such records on the basis of attorney-client privilege.

ARTICLE 6.

MISCELLANEOUS

6.1.      Definition of Certain Terms. When used in this Agreement, the following terms shall have the following meanings:

“Affiliate” means an individual or entity controlled by or under common control with a party.

“Affiliated Group” means any affiliated group as defined in Internal Review Code §1504 that has filed a consolidated return for federal income tax purposes (or any similar group under state, local or foreign Law) for a period during which Encode was a member.

“Assets” mean, with respect to any Person, all businesses, properties, assets, machinery, equipment, furniture, fixtures, Permits, goodwill and rights of such Person as a going concern, of every nature, kind and description, tangible and intangible, owned or leased, wheresoever located (whether in the United States or otherwise) and whether or not carried or reflected on the books or records of such Person, used, held for use, or useful in connection with the operation of the business of such Person.

“Confidential Information” means all information of a confidential or proprietary nature (whether or not specifically labeled or identified as “confidential”), in any form or medium, that relates to the business, products, services or affairs of Encode (including information regarding Encode’s relationships with its suppliers, distributors, customers, members, licensees, independent contractors or other business relations). Confidential Information includes, but is not limited to, the following: (a) internal business information (including information relating to strategies, staffing plans and practices, training, marketing, promotional and sales plans and practices, cost, rate and pricing structures and accounting and business methods), (b) identities of, individual requirements of, specific contractual arrangements with, and information about, the suppliers, distributors, customers, members, licensees, independent contractors or other business relations of Encode and its confidential information, (c) trade secrets, know-how, compilations of data and analyses, techniques, systems, research, records, reports, manuals, documentation, data and databases relating thereto and (d) inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether or not patentable). Notwithstanding the foregoing, Confidential Information does not include information that (i) was in the public domain at the time of communication by the disclosing party, (ii) entered the public domain subsequent to the time of communication by the disclosing party through no fault of the receiving party, (iii) is or becomes available to the receiving party on a nonconfidential basis from a source not known by the receiving party to be prohibited from disclosing such information by a legal or fiduciary obligation, or (iv) is disclosed with the prior written consent of the disclosing party.

LEGAL_US_W # 57260898	21

“Contract” means any loan or credit agreement, note, bond, mortgage, indenture, lease, sublease, purchase order or other agreement, commitment, understanding or instrument, whether written or oral.

“Cystinosis Product” means a product for the treatment of Cystinosis that is predominantly based upon and derived from the Encode Assets.

“Employee Benefit Plan” means each “employee benefit plan” (as defined in ERISA §3(3)) and each other benefit plan, program, agreement or arrangement maintained, sponsored, contributed to (or required to be contributed to) by Encode, or with respect to which Encode has any Liability.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any governmental or regulatory body, or political subdivision thereof, whether federal, state, local or foreign, or any agency, instrumentality or authority.

“Indebtedness” means at a particular time with respect to Encode, without duplication, (i) any obligations under any indebtedness for borrowed money (including, without limitation, all principal, interest, premiums, penalties, fees, expenses, indemnities and breakage costs), (ii) any indebtedness evidenced by any note, bond, debenture or other debt security, (iii) any commitment by which a Person assures a creditor against loss (including contingent reimbursement obligations with respect to letters of credit), (iv) any indebtedness pursuant to a guarantee, (v) any obligations under capitalized leases or with respect to which a Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, (vi) any “earn-out” payment obligations and (vii) any indebtedness secured by a Lien on a Person’s assets.

“Intellectual Property Rights” means (i) all patents, patent applications and patent disclosures as well as any reissues, continuations, continuations-in-part, divisions, revisions, extensions or reexaminations thereof, (ii) all trademarks, service marks, trade dress, trade names, brands, slogans, logos, Internet domain names, and corporate names (and all translations, adaptions, derivations, and combinations of the foregoing), together with all of the goodwill associated therewith, (iii) all copyrights and copyrightable works, (iv) all registrations, applications and renewals for any of the foregoing, (v) all computer software (including source code and object code), data, databases and documentation thereof, (vi)  all trade secrets and other Confidential Information (including ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing, production, design and merchandising processes and techniques, research and development information, industry analyses, drawings, specifications, designs, plans, proposals, technical data, financial and accounting data, business and marketing plans and customer and supplier lists and related information), (vii) all rights of privacy and rights of publicity, (viii) all licensing, franchising, merchandising, advertising, rental and similar rights, (ix) all other intellectual property and proprietary rights, (x) all advertising and promotional materials, (xi) all copies and tangible embodiments of any of the foregoing, in whatever form or medium, (xii) all rights to sue for past, present and future infringement or misappropriation of any of the foregoing, and (xiii)

LEGAL_US_W # 57260898	22

all proceeds of any of the foregoing, including license royalties and other income and damages and other proceeds of suit.

“Knowledge” means, with respect to any Person, (i) the actual knowledge of such Person (including the actual knowledge of the officers and directors of such Person) and (ii) that knowledge which could have been acquired by such Person after making such due inquiry and exercising such due diligence as a prudent businessperson would have made or exercised in the management of his, her or its business affairs in light of all of the circumstances applicable thereto, including due inquiry of those representatives of such Person who could reasonably be expected to have knowledge of the matters in question.

“Law” means any laws, statutes, ordinances, regulations, rules, and orders of any Governmental Authority.

“Liability” means any direct or indirect liability, indebtedness, obligation, commitment, expense, claim, deficiency, guaranty or endorsement of or by any Person of any type, whether accrued, absolute, contingent, matured or unmatured.

“Lien” means, with respect to the assets or property of any Person, any claim, lien, security interest, deed of trust, mortgage, encumbrance or charge of any kind, excluding statutory liens for taxes not yet due, in favor of any other Person, whether voluntarily incurred or arising by operation of law, and includes, without limitation, any agreement to give any of the foregoing in the future, and any contingent sale or other title retention agreement or lease in the nature thereof.

“Major Market” shall mean the United States of America, Germany, France, Italy, Spain, the United Kingdom, Japan, China, Taiwan, South Korea, Australia, or the European Union (but only for clinical trials submitted to, and Marketing Approvals from, the EMEA for the centralized procedure in which the Marketing Approval from the EMEA is for all countries in the European Union).

“Marketing Approval” shall mean, with respect to a particular Product and country, approval by the applicable Regulatory Agencies in such country of a Marketing Approval Application filed in such country, permitting the Product to be marketed and sold in that country for the indications for which approval is sought, including, if applicable, approval of pricing or reimbursement.

“Marketing Approval Application” shall mean, with respect to a particular Product and country, a marketing authorization application (including an equivalent to an NDA in the United States), including all supporting documentation and data submitted for such application to be accepted for review or approval, filed with the requisite Regulatory Agency of such country and requesting approval for marketing and/or commercialization of such Product for a particular indication in such country.

“Merger Consideration” means the First Shares and, subject to achievement of a Trigger Event, the Contingent Shares.

“NDA” shall mean a new drug application to permit commercial marketing of a Product in the United States, pursuant to section 505 of the United States Federal Food, Drug and

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Cosmetic Act, and the regulations promulgated thereunder, as amended from time to time, as submitted to the United States Food and Drug Administration or foreign equivalent relating to any use of Cystinosis Product.

“Non-C Product” means a Product, other than a Cystinosis Product, that is predominantly based upon and derived from the Encode Assets.

“Order” means any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, arbitral tribunal, administrative agency, or other Governmental Authority.

“Ordinary Course of Business” means Encode’s ordinary course of business consistent with its historical practice (including with respect to quantity and frequency).

“Party” means any of Raptor, Bennu, Encode.

“Permit” means all permits, licenses, authorizations, registrations, franchises, approvals, consents, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Per Share First Share Consideration” means Four and One-Twelfth (4 1/12) First Shares.

“Per Share Contingent Share Consideration” means with respect to the achievement of any Trigger Event, the Contingent Shares issuable upon achievement of such Trigger Event as permitted in Section 1.5(b), divided by the fully diluted shares of the Common Stock of Encode as shown on Appendix B attached hereto.

“Person” means any individual, corporation, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Authority or other entity.

“Product” means any of a Cystinosis Product or Non-C Product.

“Public Filings” Raptor’s reports, schedules, forms, statements and other documents required to be filed by it with the SEC within the 12 months prior to the Closing Date, pursuant to the reporting requirements of 1933 Act and the Securities Exchange Act of 1934, as amended (including all exhibits included therein and financial statements and schedules thereto and documents (other than exhibits) incorporated by reference therein).

“Regulatory Agency” means (a) the FDA, (b) the EMEA, or (c) any other governmental entity with regulatory authority comparable to the FDA or the EMEA in any Major Market.

Representative” means, with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

“Securityholders” means all of the holders of Encode Securities as set forth on Appendix B.

“Stockholders” means all of the holders of Common Stock as set forth on Appendix C.

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“Successful Completion” shall mean, with respect to a clinical trial, (i) completion of the final clinical trial report for the clinical trial provided that the data from the clinical trial demonstrates that the primary endpoints in the clinical trial protocol have been met; or (ii) the initiation of the next phase of development (i.e. the initiation of a subsequent clinical trial for the same therapeutic for which the initial clinical trial has been conducted, and in the case of completion of a phase II trial or phase III trial, the filing of a Marketing Approval Application to obtain Marketing Approval for the same Product to which such trial relates).

“Tax” or “Taxes” means all (i) United States federal, state or local or non-United States taxes, assessments, charges, duties, levies or other similar governmental charges of any nature, including all income, franchise, profits, capital gains, capital stock, transfer, sales, use, occupation, property, excise, severance, windfall profits, stamp, stamp duty reserve, license, payroll, withholding, ad valorem, value added, alternative minimum, environmental, customs, social security (or similar), unemployment, sick pay, disability, registration and other taxes, assessments, charges, duties, fees, levies or other similar governmental charges of any kind whatsoever, whether disputed or not, together with all estimated taxes, deficiency assessments, additions to tax, penalties and interest; (ii) any Liability for the payment of any amount of a type described in clause (i) arising as a result of being or having been a member of any consolidated, combined, unitary or other group or being or having been included or required to be included in any Tax Return related thereto; and (iii) any Liability for the payment of any amount of a type described in clause (i) or clause (ii) as a result of any obligation to indemnify or otherwise assume or succeed to the Liability of any other Person.

“Tax Return” means any return, information report or filing with respect to Taxes, including any schedules attached thereto and including any amendment thereof.

“Third Party” means a Person who or which is neither a Party nor an Affiliate of a Party.

6.2.      Severability. If any provision of this Agreement is held in any jurisdiction to be prohibited or unenforceable for any reason, that provision will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement, and any such prohibition or unenforceability in any such jurisdiction will not invalidate or render unenforceable that provision in any other jurisdiction.

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6.3.	Notices.

(a)       Every notice or other communication required or contemplated by this Agreement must be in writing and sent by one of the following methods: (a) personal delivery, in which case delivery is deemed to occur the day of delivery; (b) certified or registered mail, postage prepaid, return receipt requested, in which case delivery is deemed to occur the day it is officially recorded by the U.S. Postal Service as delivered to the intended recipient; or (c) next-day delivery to a U.S. address by recognized overnight delivery service such as Federal Express, in which case delivery is deemed to occur one business day after being sent. In each case, a notice or other communication sent to a Party must be directed to the address for that Party set forth below, or to another address designated by that party by written notice:

If to Raptor, to:
Raptor Pharmaceuticals Corp.
9 Commercial Boulevard, Suite 200
Novato, CA 94949
Attn : Christopher Starr, Ph.D. CEO
with a copy to:
Paul, Hastings, Janofsky & Walker, LLP
515 South Flower Street, 25th Floor
Los Angeles, CA 90071-2228
Attention: Siobhan McBreen Burke
Fax: 213-627-0705
If to Bennu:

Bennu Pharmaceuticals Inc.
9 Commercial Boulevard, Suite 200
Novato, CA 94949
Attn : Thomas E. Daley President
If to Encode, to:
Encode Pharmaceuticals, Inc.
801 Brickell Avenue, Suite 942
Miami, FL 33131
Attention: Nicholas Stergis

LEGAL_US_W # 57260898	26

with a copy to:
Lehman & Eilen LLP
Mission Bay Office Plaza
20283 State Road 7, Suite 300
Boca Raton, FL 33498
Attention: Hank Gracin, Partner
Fax: 561-237-0803

(b)       Notice not given in writing shall be effective only if acknowledged in writing by a duly authorized representative of the party to whom it was given.

6.4.      Entire Agreement. This Agreement, together with all exhibits and schedules, and the documents referred to herein constitute the entire agreement and understanding among the parties hereto pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties hereto pertaining to the subject matter hereof.

6.5.      Confidentiality. From and after the Closing, the Stockholder Representative shall, and shall cause each other Encode Stockholder, and each of its and their Affiliates and Representatives to, treat and hold as confidential all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement or as required by applicable Law, and deliver promptly to Raptor or Bennu, at the request and option of Raptor or Bennu, all tangible embodiments (and all copies) of the Confidential Information which are in its possession or under its control. In the event that any of the Stockholder Representative, any Encode Stockholder, or any of their Affiliates or Representatives (the “Disclosing Parties”) is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, such Disclosing Party shall notify Raptor and Bennu promptly of the request or requirement so that Raptor and Bennu may seek an appropriate protective order or waive compliance with the provisions of this Section 6.5. If, in the absence of a protective order or the receipt of a waiver hereunder, such Disclosing Party is, on the written advice of counsel, compelled to disclose any Confidential Information to any tribunal, such Disclosing Party may disclose the Confidential Information to the tribunal; provided that such Disclosing Party shall use his or its best efforts to obtain, at the request of Raptor or Bennu and at Raptor’s or Bennu’s expense, an order or other assurance that confidential treatment shall be accorded to such portion of the Confidential Information required to be disclosed as the Purchaser shall designate.

6.6.      Amendments and Waivers. This Agreement may not be amended or any provision of this Agreement waived except by an instrument in writing signed on behalf of each of the parties hereto. No waiver by any party of any default, breach or misrepresentation under this Agreement will be deemed to extend to any prior or subsequent default, breach or misrepresentation or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No course of dealing between or among the parties hereto shall be deemed

LEGAL_US_W # 57260898	27

effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any such party under or by reason of this Agreement.

6.7.      Counterparts. This Agreement may be executed in several counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or by electronic mail in portable document file (pdf) format, shall be effective as delivery of a manually executed counterpart to this Agreement.

6.8.      Governing Law. This Agreement is governed by the law of the State of Delaware, without giving effect to the conflicts of laws provisions.

6.9.      Binding Effect. This Agreement is binding upon and inures to the benefit of the parties and their respective heirs, successors and permitted assigns.

6.10.    Assignment. This Agreement and all rights, interests or obligations hereunder, by or on behalf of any of the parties hereto, shall bind and inure to the benefit of the respective successors and permitted assigns of the parties hereto whether so expressed or not, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by Encode or any Securityholder, without the prior written consent of Raptor. Any attempted assignment in violation of this Section 6.10 shall be void ab initio.

6.11.    Publicity and Reports. No party hereto shall issue any press release, publicity statement or other public notice relating to this Agreement, or the transactions contemplated hereby, without the prior written approval of the other parties hereto, except to the extent that a particular action may be required by applicable Law or legal process, in which event the party taking the particular action will give reasonable notice to the other parties hereto.

6.12.	Encode Stockholder Representative.

(a)       In order to efficiently administer the transactions contemplated hereby, Encode and Mr. Stergis hereby represent and warrant that the Encode Stockholders have appointed Mr. Stergis as their representative in connection with this Agreement (the “Encode Representative”) and that the Encode Stockholders have granted the Encode Representative the full power and authority to amend or modify this Agreement on their behalf and appointed the Encode Representative as attorney-in-fact for this purpose. Mr. Stergis has accepted such appointment.

(b)       A decision, act, consent or instruction of the Encode Representative (including, without limitation, with respect to indemnification and dispute resolution hereunder) shall constitute a decision of each of the Encode Stockholders, and shall be final, binding and conclusive upon each of the Encode Stockholders, and Raptor and Bennu may rely upon any decision, act, consent or instruction of the Encode Representative as being the decision, act, consent or instruction of each and all of the Encode Stockholders. Each of Raptor and Bennu is relieved from any liability to any of the Encode Stockholders or any other person for any acts done by them in accordance with such decision, act, consent or instruction of the Encode Representative.

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(c)       In the event that the Encode Representative becomes unable to perform his responsibilities hereunder or resigns from such position, the Encode Stockholders (acting by the vote of a majority of the Encode Stockholders shall select a representative to fill the vacancy and such substituted representation shall be considered to be the Encode Representative for all purposes under this Agreement upon its execution of this Agreement and delivery of evidence of such vote reasonably acceptable to Raptor and Bennu.

(d)       On or before December 17, 2007, Encode may identify a candidate for consideration for nomination to election of the Board in 2008, provided that Encode provides reasonably detailed information supporting the qualifications of such individual to serve on the Board. Raptor agrees to inform the Nominating Committee of Raptor of the candidate so identified by Encode and of the qualifications of such candidate provided by Encode to Raptor for purposes of consideration by such Nominating Committee, subject to fiduciary duties and other issues and matters the Nominating Committee deems appropriate and relevant, of the nomination of such candidate for election to the Board in 2008; it being acknowledged and agreed that Raptor cannot provide any assurance or guarantee that any candidate identified by Encode will be nominated by the Nominating Committee of the Board for election to the Board or, if so nominated, will be elected to serve on the Board by the stockholders of Raptor.

6.13.    Dispute Resolution. The Parties agree to attempt initially to solve all claims, disputes, or controversies arising under, out of, or in connection with this Agreement by conducting good faith negotiations. Whenever a Party shall decide to institute arbitration proceedings, it shall give written notice to that effect to the other Party. The Party giving such notice shall refrain from instituting the arbitration proceedings for a period of sixty (60) days following such notice. During such period, the Parties shall make good faith efforts to amicably resolve the dispute without arbitration. Any arbitration hereunder shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association. Each such arbitration shall be conducted by a panel of three arbitrators: One arbitrator shall be appointed by each of Raptor and by the Encode Representative, and the third shall be appointed by the two arbitrators so chosen. Each arbitrator shall be an attorney whose primary practice area comprises mergers and acquisitions, including within the biotechnology and pharmaceutical industries, with at least fifteen (15) years practice experience. Any arbitration shall be held in San Francisco, California. The arbitrators shall have the authority to grant specific performance. Judgment upon the award so rendered may be entered in any court having jurisdiction or application may be made to such court for judicial acceptance of any award and an order of enforcement, as the case may be. In no event shall a demand for arbitration be made after the date when institution of a legal or equitable proceeding based on such claim, dispute or other matter in question would be barred by the applicable statute of limitations.

(Remainder of Page Intentionally Left Blank)

LEGAL_US_W # 57260898	29

EXECUTION COPY

IN WITNESS HEREOF, Encode, Raptor and Bennu hereby execute this Agreement as of the date stated in the first introductory clause of this Agreement.

ENCODE PHARMACEUTICALS, INC.
By: /s/ Nicholas Stergis
Name: Nicholas Stergis
Title: Vice Chairman
RAPTOR PHARMACEUTICALS CORP.
By: /s/ Christopher Starr, Ph.D.
Name: Christopher Starr, Ph.D.
Title: President and Chief Executive Officer
BENNU PHARMACEUTICALS INC.
By: /s/ Thomas E. Daley
Name: Thomas E. Daley
Title: President
NICHOLAS STERGIS
By: /s/ Nicholas Stergis
Name: Nicholas Stergis

[Signature Page to Merger Agreement]

LEGAL_US_W # 58709676.1

Appendix A

Encode Common Stock Holders
Flower Ventures, LLC
Icon Capital Partners LP
Encode Convertible Security Holders
Option Holders
Dr. Dohil
Dr. Schneider
H. David Coherd

Warrant Holders
Icon Capital Partners LP
Flower Ventures, LLC

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Appendix B

	First Shares	Contingent Shares (Second Closing)

Stockholder	Received at First Closing	Trigger Event 1	Trigger Event 2
Flower Ventures, LLC	3,249,337	331,565	1,259,947
Icon Capital Partners LP	194,960	19,894	75,597
Total	3,444,297	351,459	1,335,544

Optionholder[1]
Dr. Dohil	162,467	16,578	62,997
Dr. Schneider	162,467	16,578	62,997
H. David Coherd	32,493	3,316	12,600
Total	357,427	36,472	138,594

Warrantholder[2]
Icon Capital Partners LP	97,480[3]	9,947[4]	37,798[4]
Flower Ventures, LLC	1,000,796[5]	102,122[6]	388,064[6]
Total	1,098,276	112,069	425,862

Total Number of Shares Received	4,900,000	500,000	1,900,000

_________________________

1 Optionholders are to receive options exercisable for Raptor Common Stock in the amounts set forth opposite such optionholders’ names. The exercise prices for such options shall be determined on the date of grant (i.e., the First Closing or the relevant Second Closing, if any) in accordance with Raptor’s 2006 Equity Incentive Plan.

2 Warrantholders are to receive warrants exercisable for Raptor Common Stock in the amounts set forth opposite such warrantholders’ names.

3 The warrant to be received by Icon Capital Partners LP exercisable for Raptor Common Stock is to have an exercise price of $0.56 per share of Raptor Common Stock.

4 The warrant to be received by Icon Capital Partners LP exercisable for Raptor Common Stock is to have an exercise price equal to market price per share of Raptor Common Stock on the date of the relevant Second Closing, if any.

5 The warrant to be received by Flower Ventures, LLC exercisable for Raptor Common Stock is to have an exercise price of $0.67 per share of Raptor Common Stock.

6 The warrant to be received by Flower Ventures, LLC exercisable for Raptor Common Stock is to have an exercise price equal to market price per share of Raptor Common Stock on the date of the relevant Second Closing, if any.

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Appendix C

Encode Common Stock Holders
Flower Ventures, LLC
Icon Capital Partners LP

LEGAL_US_W # 58709676.1

Appendix D

BENNU PHARMACEUTICALS INC.

AND

RAPTOR PHARMACEUTICALS, INC.

QUALIFICATION STATEMENT

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Exhibit A

CERTIFICATE OF MERGER

OF ENCODE PHARMACEUTICALS, INC.

WITH AND INTO BENNU PHARMACEUTICALS INC.

Pursuant to Title 8, Section 251 of the Delaware General Corporation Law, the undersigned corporation, organized and existing under the Delaware General Corporation Law, does HEREBY CERTIFY AS FOLLOWS:

FIRST:            That the name and state of incorporation of each of the constituent corporations to the merger (each a “Constituent Corporation”) is as follows:

Name	State of Incorporation
Bennu Pharmaceuticals Inc. (“Bennu”)	Delaware
Encode Pharmaceuticals, Inc.	Delaware

SECOND:       That Merger Agreement (the “Merger Agreement”) entered into as of November 29, 2007, by and among the Constituent Corporations, Raptor Pharmaceuticals Corp., a Delaware corporation (“Raptor”), and Nicholas Stergis has been approved, adopted, certified, executed and acknowledged by each of the Constituent Corporations and Raptor pursuant to Section 251 of the Delaware General Corporation Law.

THIRD:          That the name of the surviving corporation of the merger shall be Bennu Pharmaceuticals Inc. (the “Surviving Corporation”) and that the Surviving Corporation shall be wholly owned by Raptor, immediately subsequent to the effective time of the merger.

FOURTH:       The Certificate of Incorporation of the Surviving Corporation shall be the Certificate of Incorporation of Bennu immediately prior to the effective time of the merger and was filed with the Secretary of State of Delaware on August 1, 2007 as amended on August 30, 2007.

FIFTH:           That executed copies of the Merger Agreement are on file at the principal place of business of the Surviving Corporation at 9 Commercial Boulevard, Suite 200, Novato, CA 94949.

SIXTH:           That this Certificate of Merger shall be effective at 11:59 P.M., Delaware time, on December 14, 2007.

SEVENTH:    That a copy of the Merger Agreement will be furnished by the Surviving Corporation, upon request and without cost to any stockholder of either constituent corporation.

[REMAINDER OF PAGE INTENTIONALLY BLANK]

IN WITNESS WHEREOF, Bennu Pharmaceuticals Inc. has caused this Certificate of Merger to be executed by its duly authorized officer this 14th day of December, 2007.

BENNU PHARMACEUTICALS INC.
By:
Name:
Title:

[Signature Page to Certificate of Merger]

Schedule 2.1

(Encode Assets)

1.	License Agreement by and between the Regents of the University of California and Encode Pharmaceuticals, Inc. dated October 31, 2007
2.	Consulting Agreement with Dr. Ranjan Dohil dated November 7, 2007
3.	Consulting Agreement with Dr. Jerry Schneider dated November 7, 2007

Schedule 2.2

(Jurisdiction)

1.	Delaware

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Schedule 2.5

(Capitalization)

Authorized common stock: 2,000,000 shares, par value 0.001 per share

Authorized and issued preferred stock, zero

			Raptor Shares	Trigger Event Shares
Encode Stock Holders	Number of Shares	Percentage	First Closing	2	4
Flower Ventures, LLC	1,000,000	66.31%	3,249,337	331,565	1,259,947
Icon Capital Partners LP	60,000	3.98%	194,960	19,894	75,597
Total	1,060,000

Options Replaced with Raptor Options
Dr. Ranjan Dohil	50,000	3.32%	162,467	16,578	62,997
Dr. Jerry Schneider	50,000	3.32%	162,467	16,578	62,997
H. David Coherd	10,000	0.66%	32,493	3,316	12,599
Total	110,000

Warrants Replaced with Raptor Warrants
Icon Capital Partners LP	30,000	1.99%	97,480	9,947	37,798
Flower Ventures, LLC	308,000	20.42%	1,000,796	102,122	388,064
	338,000

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Grand Total (FD)	1,508,000	100.00%	4,900,000	500,000	1,900,000

Merger exchange ratio	3.24933687
Upfront Raptor Shares	4,900,000

Trigger Event Shares
Section 1.5(b)(2)	500,000
Section 1.5(b)(4)	1,900,000

* Nicholas Stergis is managing member

** H. David Coherd is a partner within ICON Capital and investor designee to Encode

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Schedule 2.7

(Contracts)

1.	License Agreement by and between the Regents of the University of California and Encode Pharmaceuticals, Inc. dated October 31, 2007
2.	Consulting Agreement with Dr. Ranjan Dohil dated November 7, 2007
3.	Consulting Agreement with Dr. Jerry Schneider dated November 7, 2007
4.	Indemnification Agreement by and between H. David Coherd, dated November 8, 2007
5.	Indemnification Agreement by and between Nicholas Stergis, dated January 18, 2002
6.	Management Services Agreement by and between Accredited Ventures, Inc. and Encode Pharmaceuticals, Inc. dated June 18, 2003
7.	Commitment Agreement by and between Accredited Ventures Inc. and Encode Pharmaceuticals, Inc. dated January 18, 2002
8.	Commitment Agreement by and between Nicholas Stergis and Encode Pharmaceuticals, Inc.
9.	Confidentiality Agreement by and between Encode Pharmaceuticals, Inc. and Oregon Health & Sciences University dated July 5, 2007
10.	Retainer agreement with Lehman & Eilen LLP
11.	Confidentiality Agreement by and between Encode Pharmaceuticals, Inc. and RemeGenex, Inc.
12.	Confidentiality Agreement by and between Accredited Ventures Inc. and Encode Pharmaceuticals, Inc.
13.	Confidentiality Agreement by and between Encode Pharmaceuticals, Inc. and James S. Kuo, M.D., MBA
14.	Confidentiality Agreement by and between Encode Pharmaceuticals, Inc. and Duska Therapeutics, Inc.
15.	Confidentiality Agreement by and between Encode Pharmaceuticals, Inc. and University of Texas, Health Sciences Center

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Schedule 2.10

(Unaudited Financial Statements)

Balance Sheet (unaudited)

Nov 17, 07
ASSETS
Current Assets
Checking/Savings
Bank of America*	49,000.00
Total Checking/Savings	49,000.00
Total Current Assets	49,000.00
Other Assets
Prepaid Expense	1,000.00
Total Other Assets	1,000.00
TOTAL ASSETS	50,000.00
LIABILITIES & EQUITY
Liabilities
Current Liabilities
Accounts Payable
Accounts Payable	3,600.00
Total Accounts Payable	3,600.00
Other Current Liabilities
Advances from Affiliate	6,027.40
Total Other Current Liabilities	6,027.40
Total Current Liabilities*	9,627.40
Total Liabilities	9,627.40
Equity
Additional Paid-In Capital	317,824.29
Common Stock	1,060.00
Retained Earnings	-93,768.57
Net Income	-184,743.12
Total Equity	40,372.60
TOTAL LIABILITIES & EQUITY	50,000.00

* at closing Encode will have no assets or liabilities.

Income Statement (unaudited)

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Jan 1 - Nov 17, 07
Ordinary Income/Expense
Expense
Computer Equipment	1,838.72
Licenses and Permits	204.00
Printing and Reproduction	60.00
Rent	5,489.00
Research and Development	50,000.00
Stock Option Expense	126,277.00
Taxes
State	874.40
Total Taxes	874.40
Total Expense	184,743.12
Net Ordinary Income	-184,743.12
Net Income	-184,743.12

Schedule 2.11

(Undisclosed Liabilities)

1.	Patent reimbursement expense associated with License Agreement with the Regents of the University of California. Current estimate: $13,000 (Encode has not yet received invoice from UCSD)

Schedule 2.12

(Tax Matters)

Encode has not filed Federal or Statement income tax returns for the period of 2002-2006. Following closing, Encode shall at its own expense prepare and file these returns.

Schedule 2.13

(Material Contracts)

1.	License Agreement by and between the Regents of the University of California and Encode Pharmaceuticals, Inc. dated October 31, 2007
2.	Consulting Agreement with Dr. Ranjan Dohil dated November 7, 2007
3.	Consulting Agreement with Dr. Jerry Schneider dated November 7, 2007

Schedule 2.14(a)(b)

(Schedule of Intellectual Property)

1.	[*****]

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Schedule 2.14(c)

(Schedule of Intellectual Property)

1.	None

Schedule 2.15(a)

(Schedule of Officer and Directors)

Name	Position/Title
Nicholas Stergis	Secretary, Treasurer, Vice Chairman and Interim President, Director
H. David Coherd	Director

Schedule 2.17

(Compliance with Laws)

1.	none

[*****]   The Company has requested confidential treatment of certain portions of this agreement which have been omitted and filed separately with the U.S. Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934

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